Exhibit 99.1

Marathon Oil Corporation Reports Third Quarter 2013 Results

HOUSTON, Nov. 4, 2013 - Marathon Oil Corporation (NYSE:MRO) today reported third quarter 2013 net income of $569 million, or $0.80 per diluted share, compared to net income in the second quarter of 2013 of $426 million, or $0.60 per diluted share. For the third quarter of 2013, adjusted net income was $617 million, or $0.87 per diluted share, compared to adjusted net income of $478 million, or $0.67 per diluted share, for the second quarter of 2013.

•	Third quarter net income increased to $569 million, up 34% from second quarter

•	Adjusted net income per share increased to $0.87, up 30% from second quarter

•	Eagle Ford production doubled compared to third quarter 2012

◦	Net production approx. 92,000 boed last seven days of October

◦	Expect to achieve 2013 exit rate of approx. 100,000 boed net

•	High bidder on two deepwater Gabon blocks, contract negotiations under way

•	Previously announced $1 billion share repurchase program under way

◦	$500 million complete, phase 2 expected to commence in fourth quarter

•	2013 reserve replacement expected to exceed 140%, excluding acquisitions and divestitures

	Three Months Ended
	Sept. 30	June 30
(In millions, except per diluted share data)	2013	2013
Adjusted net income (a)	$617	$478
Adjustments for special items (net of taxes):
Unrealized gain (loss) on crude oil derivative instruments	(39)	32
Net gain (loss) on dispositions	0	(73)
Pension settlement	(9)	(11)
Net income	$569	$426
Adjusted net income - per diluted share (a)	$0.87	$0.67
Net income - per diluted share	$0.80	$0.60
Revenues and other income	$3,914	$3,898
Weighted average shares - diluted	711	714
Exploration expenses
Unproved property impairments	$42	$40
Dry well costs	83	50
Geological and geophysical	9	12
Other	19	31
Total exploration expenses	$153	$133
Cash flow
Cash flow from operations before changes in working capital (b)	$1,440	$1,445
Changes in working capital	205	(577)
Cash flow from operations	$1,645	$868
(a)   Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted net income.

Exhibit 99.1

(b)   Cash flow from operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of cash flow from operations before changes in working capital.

“Marathon Oil achieved strong financial results in the third quarter, delivering $1.44 billion in operating cash flows before working capital changes, and adjusted net income of $617 million, 29 percent higher than the second quarter," said Lee M. Tillman, Marathon Oil's president and CEO. "All three business segments performed well, capturing the higher liquid hydrocarbon realizations both domestically and internationally, compared to the second quarter.

"Marathon Oil again delivered a major planned turnaround on time and on budget, this time with the Company's Alvheim facility in Norway. Sales volumes, excluding Libya, came in slightly higher during the quarter reflecting the impact of the planned turnaround and expected moderate growth in the resource plays. With acreage retention drilling in the Eagle Ford now essentially complete, volumes have returned to a more robust growth profile in the fourth quarter. The Company's Eagle Ford production averaged approximately 92,000 net barrels of oil equivalent per day (boed) for the last seven days of October, placing us on track to achieve a 2013 exit rate of approximately 100,000 net boed. Additionally, during the quarter, the Oil Sands Mining segment achieved better reliability compared to the second quarter.

"With our renewed global exploration portfolio we've captured significant resource potential through the recently announced Mirawa-1 oil and natural gas discovery on the Company-operated Harir Block in the Kurdistan Region of Iraq and a deepwater pre-salt discovery offshore Gabon. We're currently drilling or participating in other prospects across Kurdistan, Ethiopia, Kenya and the Gulf of Mexico, and we were the high bidder on two new Company-operated blocks in deepwater pre-salt Gabon. Additionally, approval was received from the Kurdistan Regional Government for a development plan on the Atrush Block.

"Marathon Oil is well placed to grow our production volumes at a 5 to 7 percent compound annual rate from 2012 to 2017, and we expect reserve replacement in 2013 to exceed 140 percent, excluding any acquisitions or divestitures. At our Dec. 11 Analyst Day we will provide more details on our forward business plans and strategy for delivering shareholder value," Tillman said.

Sales and Production Volumes
Total Company sales volumes (excluding Libya) during the third quarter of 2013 averaged 459,000 net boed compared to 457,000 net boed for the second quarter of 2013.

	Three Months Ended
	Sept. 30	June 30
(mboed)	2013	2013
Net Sales Volumes
North America E&P	200	201
International E&P excluding Libya (a)	210	213
Oil Sands Mining (b)	49	43
Total excluding Libya	459	457
Libya	21	49
Total	480	506
(a) Libya is excluded because of uncertainty around sustained production and sales levels.
(b) Includes blendstocks.

	Three Months Ended		Guidance (a)
	Sept. 30	June 30	Q4
(mboed)	2013	2013	2013
Net Production Available for Sale
North America E&P	200	201	202-210
International E&P excluding Libya (b)	203	217	210-218
Oil Sands Mining (c)	41	37	40-45
Total excluding Libya	444	455
Libya	18	45
Total	462	500
(a) This guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around sustained production and sales levels.
(c) Upgraded bitumen excluding blendstocks.

The difference between production volumes available for sale and recorded sales volumes was primarily due to the timing of International E&P liftings.

Production available for sale from all segments (excluding Libya) for the third quarter of 2013 averaged 444,000 net boed, compared to the second quarter of 2013 average of 455,000 net boed. Production available for sale was 403,000 net boed for the North America E&P and International E&P segments combined (excluding Libya), compared to the Company's guidance for the quarter of 395,000 to 415,000 net boed. The OSM segment had net production in the quarter of 41,000 barrels per day (bbld) (excluding blendstocks), within the Company's third quarter guidance of 40,000 to 45,000 bbld.

North America E&P production available for sale averaged 200,000 net boed in the third quarter, relatively flat compared to the second quarter due to natural production declines in base assets partly offset by growth from resource plays.

International E&P production available for sale for the third quarter of 2013 averaged 203,000 net boed (excluding Libya), which was lower than the second quarter of 2013 average of 217,000 net boed primarily as a result of a planned turnaround at Alvheim in Norway and temporary production shut-in of the outside-operated Foinaven asset.

The Company had three oil liftings from Libya in July, but no oil liftings in August or September due to labor strikes at the Es Sider oil terminal. During the third quarter of 2013, net sales in Libya averaged 21,000 boed [16,000 bbld of oil and 30 million cubic feet per day (mmcfd) of natural gas], compared to net sales of 49,000 boed (45,000 bbld of oil and 24 mmcfd of natural gas) in the second quarter. Marathon Oil has not included production from Libya in forecasts because of the uncertainty around sustained production levels. Oil liftings have not resumed to date, and the oil terminal remains closed.

As shown in the table above, production available for sale in the fourth quarter of 2013 is expected to be higher than the third quarter. Full year 2013 guidance for production available for sale from the combined North America E&P and International E&P segments (excluding Libya) remains unchanged at 410,000 to 425,000 net boed. Full year 2013 production guidance for the OSM segment remains 40,000 to 44,000 net bbld of synthetic crude oil.

Segment Results
Total segment income was $669 million in the third quarter of 2013, compared to $623 million in the second quarter of 2013.

	Three Months Ended
	Sept. 30	June 30
(In millions)	2013	2013
Segment Income (Loss)
North America E&P	$242	$221
International E&P	321	382
Oil Sands Mining	106	20
Segment Income (a)	$669	$623
(a)    See Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

North America E&P
The North America E&P segment reported income of $242 million in the third quarter of 2013, compared to $221 million in the second quarter of 2013. The increase was primarily due to higher liquid hydrocarbon realizations and lower exploration expenses, partially offset by a realized loss on crude oil derivative instruments.

EAGLE FORD: Marathon Oil's production in the Eagle Ford shale averaged 81,000 net boed in the third quarter. While total Eagle Ford production was up only slightly over the second quarter, due largely to acreage retention drilling in areas of lower working interest, liquids volumes grew 3 percent while natural gas volumes declined. Approximately 64 percent of third quarter net production was crude oil/condensate, 17 percent was natural gas liquids (NGLs) and 19 percent was natural gas. As a result of pad drilling and the timing of bringing wells online, Marathon Oil reached total depth on 70 gross Company operated wells and brought 71 gross operated wells to sales, compared to 82 and 79 gross wells respectively in the second quarter. Marathon Oil's average time to drill an Eagle Ford well, spud-to-total depth, averaged 12 days in the third quarter, a top-quartile performance in the areas where Marathon Oil operates. Drilling times have improved by 20 percent over the year-ago quarter, while drilling and completion costs have decreased by over 20 percent over the same period. Marathon Oil continues to expect to exit 2013 at a net production rate of approximately 100,000 boed for the Eagle Ford.

BAKKEN: Marathon Oil averaged approximately 38,000 net boed of production in the Bakken during the third quarter, essentially flat compared to the previous quarter, due to the temporary shut-in of producing wells while completing adjacent new wells. The Company reached total depth on 21 gross wells and brought the same number of wells to sales during the third quarter, compared to 22 and 13 gross wells respectively in the second quarter. During the third quarter Marathon Oil's average time to drill a Bakken well improved by 20 percent compared to the year-ago quarter, averaging 14 days spud-to-total depth in the third quarter of 2013, a top-quartile performance in the areas where Marathon Oil operates. Marathon Oil's Bakken production averages approximately 90 percent crude oil, 4 percent NGLs and 6 percent natural gas.

OKLAHOMA RESOURCE BASINS: The Company's unconventional Oklahoma production averaged 15,000 net boed during the third quarter, an increase of approximately 15 percent compared to the previous quarter with liquids volumes growing approximately 40 percent. During the third quarter, the Company reached total depth on three gross wells and brought two gross wells to sales. Marathon Oil spud two wells in the Central Oklahoma Mississippi Lime in early October and expects to spud wells in the Granite Wash by year end.

GULF OF MEXICO: Marathon Oil spud the Company-operated Madagascar exploration well on De Soto Canyon Block 757 on Sept. 23. The Company reduced its working interest in the Madagascar prospect from 100 percent to 40 percent as a result of two farm-outs prior to spud. Marathon Oil expects the well to reach total depth late in the fourth quarter.

International E&P
The International E&P segment reported income of $321 million in the third quarter of 2013, compared to segment income of $382 million in the second quarter of 2013. The decrease is primarily a result of lower volumes in Libya and in Norway due to the planned turnaround in the third quarter, as well as higher exploration expenses, partially offset by lower taxes, primarily in Libya. International exploration included $87 million in dry well costs and unproved property impairments largely related to wells in Norway and the Kurdistan Region of Iraq.

EQUATORIAL GUINEA: Net production available for sale averaged approximately 112,000 boed in the third quarter, compared to approximately 101,000 boed in the second quarter of 2013, which was impacted by a planned turnaround in April.

NORWAY: During the third quarter the Company completed a 9-day turnaround at Alvheim on time and on budget. Net production available for sale averaged 69,000 boed for the third quarter, compared to 85,000 boed produced in the second quarter of 2013.

KURDISTAN REGION OF IRAQ: On Oct. 30, the Company announced the Mirawa-1 discovery on the Company's operated Harir Block. The well, which was drilled to a total depth of 14,000 feet, encountered multiple stacked oil and natural gas producing zones with equipment constrained flow rates totaling more than 11,000 bbld of oil, 72 mmcfd of non-associated natural gas and 1,700 bbld of condensate. Marathon Oil holds a 45 percent working interest in the Harir Block. The Mirawa-1 well will be suspended for potential future use as a producing well, and the drilling rig will be moved to the Jisik-1 prospect nine miles to the northwest to test a similar structure on the Block.

In October, following further evaluation of the Safen-1 dry well results, Marathon Oil notified the Kurdistan Ministry of Natural Resources (MNR) that it does not intend to participate in any further exploration on the Safen Block.

On the outside-operated Sarsang Block, in which Marathon Oil holds a 25 percent working interest, the East Swara Tika-1 exploration well has been drilled to a depth of 5,300 feet toward a planned total depth of 11,000 feet. The Mangesh well has had two open-hole and three cased-hole drill stem tests completed with further testing planned.

On the outside-operated Atrush Block, following a declaration of commerciality, a plan for field development was approved by the Kurdistan MNR in late September. The development project will consist of drilling three production wells and constructing a central processing facility. Marathon Oil and its partners expect to achieve first production by early 2015 with an estimated initial gross production of approximately 30,000 bbld of oil. The approval of the Field Development Plan for Phase 1 provides for a 25-year production period. Subject to further drilling and testing results, and partner and Government approvals, a potential Phase 2 development would add an additional 30,000 bbld (gross) facility. Within the potential Phase 2 development area, the Atrush-3 appraisal well, located approximately four miles east of existing wells, confirmed the extension of the oil bearing reservoir and has been suspended as a potential future producer. Marathon Oil holds a 15 percent working interest in the Atrush Block.

ETHIOPIA: The Tultule prospect, approximately two miles from the Sabisa-1 well, was spud on Sept. 20 with a projected total depth of 7,900 feet. The well is expected to reach total depth by the end of the fourth quarter. Marathon Oil holds a 20 percent non-operated working interest in the South Omo Block.

KENYA: The Bahasi-1 well was spud on Sept. 27 and is expected to reach a total depth of 9,800 feet in the fourth quarter. Marathon Oil holds a 50 percent non-operated working interest in Block 9.

GABON: Marathon Oil announced in August that the Diaman-1B exploration well offshore Gabon had encountered 160-180 net feet of hydrocarbon pay in the deepwater pre-salt play. Preliminary analysis suggests that the hydrocarbons are natural gas with condensate content, pending results of ongoing analysis of well data. Marathon Oil holds a 21.25 percent non-operated working interest in the Diaba License G4-223.

In late October, the Company was the high bidder as operator of two deepwater blocks in the pre-salt play. Award of the blocks, G13 and E12, is subject to Government approvals and negotiating the Exploration and Production Sharing Contracts.

Oil Sands Mining (OSM)
The OSM segment reported income of $106 million for the third quarter of 2013, compared to $20 million in the second quarter of 2013. The increase in income was primarily a result of higher third quarter price realizations and net sales volumes compared to the second quarter which was impacted by unplanned mine downtime and the planned upgrader turnaround at the non-operated Athabasca Oil Sands Project (AOSP) in Canada. Third quarter operating costs were lower than the second quarter of 2013, primarily as a result of the turnaround completion.

Corporate and Other
The change in working capital in the third quarter of 2013 includes one tax installment payment for Norway, versus the second quarter which included two tax installment payments for Norway and an annual tax payment to Equatorial Guinea.

Excluding Libya, the year-to-date 2013 effective tax rate would be 60 percent. In the third quarter, the Company recorded a net favorable tax adjustment of $42 million, largely related to greater expected utilization of foreign tax credits in future periods than previously estimated.

Marathon Oil announced in September it is moving forward with plans to repurchase $1 billion of the Company's common stock pursuant to its outstanding share repurchase authorization. The $1 billion in share repurchases will be completed in two phases. The initial phase of $500 million in common stock repurchases was completed in September with the repurchase of 14.1 million shares at an average price of $35.53. The second $500 million phase is anticipated to be completed after closing the previously announced sale of the Company's 10 percent working interest in Block 31 offshore Angola. That transaction, with a total value of approximately $1.5 billion, excluding any purchase price adjustments, is anticipated to close in the fourth quarter of 2013.

Additionally, Marathon Oil has reached an agreement in principle to sell its 10 percent working interest in the Production Sharing Contract and Joint Operating Agreement in Block 32 offshore Angola to Sonangol E.P. The anticipated transaction has a total value of approximately $590 million, excluding any purchase price adjustments. Pending execution of definitive agreements and government approval, the transaction is expected to close in the fourth quarter of 2013, with an effective date of Jan. 1, 2013.

Including the anticipated sale of its interest in Angola Block 32, the Company has agreed upon or closed on nearly $3.5 billion in divestitures over the period of 2011 to date, surpassing the $3 billion upper end of its stated three-year target.

The Company also announced in September the acquisition of approximately 4,800 net acres in the core of its south Texas Eagle Ford position for approximately $97 million, including carried interest of approximately $23 million.

Special Items
In August 2012, Marathon Oil entered into crude oil derivative instruments related to a portion of its forecast North America E&P crude oil sales. For the third quarter of 2013, an after-tax unrealized loss of $39 million ($61 million pre-tax) was recorded related to these crude oil derivative instruments.

Marathon Oil recorded an after-tax settlement charge of $9 million ($15 million pre-tax) in the third quarter of 2013 in connection with the Company's U.S. pension plans.

The Company's webcast commentary and associated slides related to the Company's earnings, as well as the Quarterly Investor Packet, will be posted to the Company's website at http:ir.marathonoil.com and to its mobile app as soon as practical following this release today, Nov. 4. The Company will conduct a question and answer webcast/call on Tuesday, Nov. 5 at 9:00 a.m. EST. The webcast slides, associated commentary and answers to questions will include forward-looking information. To listen to the Nov. 5 live webcast, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Dec. 5.

The Company will host a Marathon Oil Analyst Day on the morning of Wednesday, Dec. 11. Marathon Oil's leadership team will present details about the Company's business plans and strategies. The presentations and answers to questions will include forward-looking information. The Marathon Oil Analyst Day will be webcast live on the Company’s website at http://www.marathonoil.com.

# # #
In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon Oil has provided supplementally “adjusted net income,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in a table on page 1 of this release. “Adjusted net income” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted net income” to compare Marathon Oil's performance to certain competitors.

In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally "cash flow from operations before changes in working capital," a non-GAAP financial measure, which management believes demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. A reconciliation between GAAP cash flow from operations and "cash flow from operations before changes in working capital" is provided in a table on page 1 of this release. "Cash flow from operations before changes in working capital" should not be considered a substitute for cash flow from operations as reported in accordance with GAAP. Management, as well as certain investors, uses "cash flow from operations before changes in working capital" to evaluate Marathon Oil's financial performance between periods. Management also uses "cash flow from operations before changes in working capital" to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the timing, levels and the compound annual growth rate of the Company's worldwide liquid hydrocarbon, natural gas and synthetic crude oil production, the 2013 exit rate of production in the Eagle Ford resource play, exploration drilling activity in the Gulf of Mexico, Ethiopia, the Kurdistan Region of Iraq and Kenya, expectations as to reserve replacement in 2013, the timing of first production for the Atrush Block, a potential Phase 2 development on the Atrush Block and other potential development projects, the award of two blocks in Gabon, the timing of closing the sale of the Company's 10 percent working interest in Block 31 offshore Angola, the anticipated sale of the Company's 10 percent working interest in Block 32 offshore Angola, and the common stock repurchase program. The average times to drill a well referenced in the release may not be indicative of future drilling times. The initial or current production rates referenced in this release may not be indicative of future production rates. Factors that could potentially affect the timing, levels and compound annual growth rate of the Company's worldwide liquid hydrocarbon, natural gas and synthetic crude oil production, the 2013 exit rate of production in the Eagle Ford resource play, exploration drilling activity in the Gulf of Mexico, Ethiopia, the Kurdistan Region of Iraq and Kenya, the timing of first production for the Atrush Block, and a potential Phase 2 development on the Atrush Block and other potential development projects include pricing, supply and demand for liquid hydrocarbons and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, availability of materials and labor, the inability to obtain or delay in obtaining necessary government or third-party approvals and permits, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Expectations as to reserve replacement in 2013 are based on current expectations, good faith estimates and projections and are not guarantees of future performance. The award of two blocks in Gabon is subject to government approvals and negotiation of the Exploration and Production Sharing Contracts. The timing of closing the sale of the Company's 10 percent working interest in Block 31 offshore Angola is subject to the satisfaction of customary closing conditions and obtaining necessary government and regulatory approvals. The anticipated sale of the Company's 10 percent working interest in Block 32 offshore Angola is subject to the execution of definitive agreements and obtaining government approval. The common stock repurchase program could be affected by changes in the prices of and demand for liquid hydrocarbons and natural gas, actions of competitors, disruptions or interruptions of the Company's exploration or production operations, unforeseen hazards such as weather conditions or acts of war or terrorist acts and other operating and economic considerations. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and difficult to predict. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(In millions, except per share data)	2013	2013	2012
Revenues and other income:
Sales and other operating revenues, including related party	$3,119	$3,419	$3,405
Marketing revenues	668	499	631
Income from equity method investments	114	77	122
Net gain (loss) on disposal of assets	(6)	(107)	(12)
Other income	19	10	15
Total revenues and other income	3,914	3,898	4,161
Costs and expenses:
Production	575	614	601
Marketing, including purchases from related parties	664	495	629
Other operating	126	86	112
Exploration	153	133	170
Depreciation, depletion and amortization	720	738	625
Impairments	11	0	8
Taxes other than income	91	93	55
General and administrative	152	164	179
Total costs and expenses	2,492	2,323	2,379
Income from operations	1,422	1,575	1,782
Net interest and other	(66)	(71)	(53)
Income from operations before income taxes	1,356	1,504	1,729
Provision for income taxes	787	1,078	1,279
Net income	$569	$426	$450
Adjusted net income (a)	$617	$478	$454
Adjustments for special items (net of taxes):
Unrealized gain (loss) on crude oil derivative instruments	(39)	32	29
Net gain (loss) on dispositions	0	(73)	(11)
Pension settlement	(9)	(11)	(22)
Net income	$569	$426	$450
Per Share Data
Basic:
Net income	$0.80	$0.60	$0.64
Diluted:
Adjusted net income (a)	$0.87	$0.67	$0.64
Net income	$0.80	$0.60	$0.63
Weighted Average Shares:
Basic	707	710	706
Diluted	711	714	709
(a) Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See above for further discussion of adjusted net income.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(in millions)	2013	2013	2012
Segment Income (Loss)
North America E&P	$242	$221	$107
International E&P	321	382	405
Oil Sands Mining	106	20	66
Segment income	669	623	578
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(52)	(145)	(124)
Unrealized gain (loss) on crude oil derivative instruments	(39)	32	29
Net gain (loss) on dispositions	0	(73)	(11)
Pension settlement	(9)	(11)	(22)
Net income	$569	$426	$450
Capital Expenditures (b)
North America E&P	$831	$904	$1,045
International E&P	254	241	229
Oil Sands Mining	65	97	41
Corporate	12	15	24
Total	$1,162	$1,257	$1,339
Exploration Expenses
North America E&P	$48	$76	$140
International E&P	105	57	30
Total	$153	$133	$170
Provision for Income Taxes
Current income taxes	$883	$1,009	$1,381
Deferred income taxes	(96)	69	(102)
Total	$787	$1,078	$1,279
(b) Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2013	2013	2012
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	150	148	111
Bakken	36	37	29
Eagle Ford	66	64	33
Anadarko Woodford	7	5	3
Other North America	41	42	46
Crude Oil and Condensate (mbbld)	126	126	98
Bakken	34	35	28
Eagle Ford	52	50	26
Anadarko Woodford	2	1	1
Other North America	38	40	43
Natural Gas Liquids (mbbld)	24	22	13
Bakken	2	2	1
Eagle Ford	14	14	7
Anadarko Woodford	5	4	2
Other North America	3	2	3
Natural Gas (mmcfd)	297	316	366
Bakken	12	12	7
Eagle Ford	93	99	46
Anadarko Woodford	47	49	38
Alaska	0	0	88
Other North America	145	156	187
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	138	177	182
Equatorial Guinea	32	30	39
Norway	61	79	80
United Kingdom	20	14	14
Libya	16	45	49
Other International	9	9	0
Natural Gas (mmcfd)	562	514	585
Equatorial Guinea	463	401	459
Norway	43	53	54
United Kingdom (c)	26	36	46
Libya	30	24	26
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (d)	49	43	53

Total Company - Net Sales Volumes (mboed)	480	506	505
Net Sales Volumes of Equity Method Investees (mtd)
LNG	7,302	5,820	7,065
Methanol	1,364	973	1,146
(c) Includes natural gas acquired for injection and subsequent resale of 4 mmcfd, 8 mmcfd and 18 mmcfd in the third and second quarters of 2013 and the third quarter of 2012, respectively.
(d)   Includes blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2013	2013	2012
North America E&P - Average Realizations (e)
Liquid Hydrocarbons ($ per bbl) (f)	$90.49	$84.51	$83.56
Bakken	95.24	85.96	81.54
Eagle Ford	87.96	83.90	85.94
Anadarko Woodford	48.80	50.61	48.59
Other North America	97.50	88.07	85.57
Crude Oil and Condensate ($ per bbl)	$101.05	$93.75	$89.89
Bakken	97.76	88.65	83.68
Eagle Ford	104.08	99.40	99.85
Anadarko Woodford	98.23	90.08	86.96
Other North America	100.09	91.33	87.99
Natural Gas Liquids ($ per bbl)	$35.01	$31.72	$37.88
Bakken	44.08	35.92	38.01
Eagle Ford	30.11	28.09	33.38
Anadarko Woodford	32.98	33.61	29.95
Other North America	59.87	43.73	52.82
Natural Gas ($ per mcf)	$3.51	$4.19	$3.61
Bakken	3.73	4.47	1.98
Eagle Ford	3.53	4.17	2.91
Anadarko Woodford	3.51	4.15	2.57
Alaska	0.00	0.00	6.28
Other North America	3.52	4.19	2.81
International E&P- Average Realizations (e)
Liquid Hydrocarbons ($ per bbl)	$101.68	$100.00	$105.71
Equatorial Guinea	57.35	54.09	65.34
Norway	115.45	107.21	114.87
United Kingdom	108.34	101.85	98.15
Libya	124.19	117.55	125.57
Other International	107.01	100.30	0.00
Natural Gas ($ per mcf)	$1.95	$2.37	$2.25
Equatorial Guinea (g)	0.24	0.24	0.24
Norway	12.17	12.13	10.76
United Kingdom	10.67	10.23	9.32
Libya	5.92	4.65	7.43
Oil Sands Mining - Average Realizations (e)
Synthetic Crude Oil ($ per bbl)	$102.64	$89.39	$81.13
(e)   Excludes gains or losses on derivative instruments.
(f)   Inclusion of realized gains (losses) on crude oil derivative instruments would have increased (decreased) North America E&P average liquid hydrocarbon realizations by $(1.81) per bbl for the third quarter of 2013 and $1.26 per bbl for the second quarter of 2013. There were no realized gains (losses) on crude oil derivative instruments in the third quarter of 2012.
(g)  Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.